Exhibit 10.1

Execution Copy

Dated this 10th day of October 2023

JOINT VENTURE and

SHAREHOLDER’S AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT is made

This tenth day of October 2023

BETWEEEN:-

(1)	TREASURE SUCCESS INTERNATIONAL LIMITED ( ) , a company registered in Hong Kong with Company Registration No. 2398596 and having its registered office at Unit A, 19th Floor, Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan, Kowloon, Hong Kong (hereinafter called “TS”); and

(2)	NEWTECH TEXTILE (HK) LIMITED () (“NTHK”), a company registered in Hong Kong with Company Registration No. 2330486 and having its registered office at 9/F AMTEL BLDG 148 DES VOEUX RD CENTRAL CENTRAL, HONG KONG (hereinafter called “NTHK”, together with TS “Parties” or “Shareholders”).

WHEREAS:-

(1)	TS is a garment trader and manufacturer. It is a wholly owned subsidiary of Jerash Holdings (US) Inc. (“Jerash Holdings”), a company listed on the NASDAQ Stock Market (NASDAQ: JRSH) with its production base in Jordan.

(2)	NTHK is a subsidiary of Newtech Textile Technology Development (Shanghai) Co. Limited (“NTX”). NTX is a world leading textile innovation and solutions company. It is the owner and developer of a waterless coloration technology - NTX(R) Cooltrans(R) that can precisely and accurately colorizes nearly any fabric material at ambient temperature. Compared with the unit consumption quota of water usage for all types of knitted goods waterless dyeing process, issued by the Ministry of Industry and Information Technology of the People’s Republic of China in the textile industry standard, “Calculation method of water usage in knitted goods wet processing and unit consumption quota” (FZ/T01105-2010), the NTX(R) Cooltrans(R) can reduce the water usage by 90%.

(3)	The Parties believe that it will be beneficial to both sides for the Parties to set up a joint venture (the “Company”) for a new fabric facility using NTX(R) Cooltrans(R) technologies (“NTX Technology”) and the Parties entered into a Memorandum of Understanding on July 12, 2023 (the “MOU”). Pursuant to the MOU, the Parties now enter into the commitments set out herein to regulate their rights and to set the joint venture in motion (the “Company”).

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NOW IT IS AGREED as follows:

1	Interpretation

1.1	In this agreement unless the context otherwise requires:

‘Affiliate’ means	with respect to a Person, any Person that is controlled by, or is under common control with another Person. For the purpose of this definition, “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;

‘Articles of Association’	means the Articles of Association of the Company in the form set out in Schedule 1, and any amendments as may be made by the Parties from time to time in writing;

‘Board’ means	the board of directors of the Company or the directors present at a duly convened meeting of the directors at which a quorum is present;

‘Business’	means the supply of synthetic fibres, knitted fabrics and cotton knitted fabrics for sports and leisure wears, bags, small leather goods and accessories which has been printed with Cooltrans(R) technology for media transfer, back-side coating or colouration and any other businesses to be carried out by the Company in the future as the Shareholders shall agree from time to lime;

‘Business Plan’	means the plan to run the business of the Company prepared by the Company every year as mentioned Clause 3.7;

‘the Jordanian Company’	or “the Jordanian Subsidiary’’ means the Jordanian subsidiary of the Company to be set up by the Parties under this Agreement for purposes of conducting the Company’s Business in Jordan;

‘Group Company’	or ‘Group Companies’ means the Company and its subsidiary (ies);

‘Confidential Information’	means any and all information pertaining to the Business or affairs of the Company or the Parties or any information, provisions or details of this Agreement, including but not limited to, the business model and strategy, policy of operation, consumer solicitation, selling, services and machinery, tools, equipment, and any other new technology, designs or drawings and devices, certain financial, operational, administrative, marketing and manufacturing related technical data; and plans, calculations, compilation programs and other information or systems relating to the Business or affairs of the Company and related activities, that it may acquire in relation to the related Business or affairs of the Company;

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“Company”	The company to be incorporated by the Parties based on the MOU and the terms of this Agreement;

‘Control’	means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a company or party, whether through the ability to exercise voting power, by contract or otherwise;

“Cooltrans(R)”	means the cold transfer printing technology for the application of colour to fabric using lower temperature, less water and fewer chemicals than traditional fabric colouration techniques;

‘Financial Year’	means fiscal year starting on April 1 and ending on March 31 of the following year;

‘Chief Executive Officer’	means the Chief Executive Officer of the Company from time to lime nominated by TS;

’Shareholder’ and/or ’Shareholders’	means the party and/or Parties in this Agreement or their successors when holding shares of and in the Company.

1.2	References to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other provisions (whether before or after the date of this agreement) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3	The headings are inserted for convenience only and shall not affect the construction of this agreement.

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2.	Basic Information and Share structure of the Company

2.1	The Shareholders agree that after signing hereof and as soon as practicable, the Parties should work together to incorporate and set up a company in Hong Kong to serve as the Company with the following name and share structure:

Name of the Company: JERASH NEWTECH (HONG KONG) HOLDINGS LIMITED

Shareholder	% of Shareholding	Number of Shares	Class of Shares
TS:	51%	51,000	Group A
NTHK	49%	49,000	Group B

2.2	The capital of the Company to be registered shall be United States Dollars 100,000 (USD100,000), comprising 100,000 ordinary shares (the “Shares”), all of which shall be issued and fully paid up. The Shares in the capital of the Company shall, except as otherwise provided herein, be subscribed, owned and held, directly or indirectly, by each of the Parties as follows:

(a)	51,000 shares, representing 51% (fifty-one percent) of the issued ordinary Shares, shall be subscribed by TS at the total share subscription price of United States Dollars 51,000 (USD51,000) and, which shall be referred to as “Group A Shares” and accordingly, the holders of Group A Shares are referred to as “Group A Shareholders” in this Agreement and the Articles of Association;

(b)	49,000 shares, representing 49% (forty-nine percent) of the issued ordinary Shares, shall be subscribed by NTHK at the total share subscription price of United States Dollars 49,000 (USD49,000) and, which shall be referred to as “Group B Shares” and accordingly, the holders of Group B Shares as “Group B Shareholders” in this Agreement and the Articles of Association;

Upon the payment of the share capital, the Parties shall procure the Board and the Company to register each Party in the share register of the Company in accordance with the number of the Shares subscribed by each Party, and issue to the Parties the share certificates representing the Shares subscribed for by the Parties.

2.3	All Shares in the capital of the Company shall, save only as otherwise provided in this Agreement or the Articles of Association, rank equally and ratably (pari passu) in all respects.

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2.4	The Parties shall ensure that the incorporation of the Company pursuant to the terms and conditions of this Agreement shall be completed within 21 days from the date of this Agreement, unless otherwise agreed by the Parties in writing. In the event that the Parties fail to complete the incorporation of the Company pursuant to the terms and conditions of this Agreement within the period specified above or any extension thereof agreed by the Parties, either Party shall be entitled to terminate this Agreement by notifying the other Party in writing.

2.5	Upon incorporation of the Company, its registered address will be at a location in Hong Kong as the Parties shall agree.

2.6	Further Finance

2.6.1	The estimated planned capital expenditure for the Company for illustration purpose only will be:

	Item	Total Value (US$’000)	Phase1 Value (US$’000)	Phase2 Value (US$’000)
a.	Capex of Knitting	3,150	630	2,520
b.	Capex for Dye and Print Factory	14,627	9,363	5,264
c.	Capex for lab, WH, and office	2,212	2,212	-
d.	Capex for Factory Set up	3,609	2,350	1,259
e.	Capex for water system	1,316	1,316	-
f.	Capex for boiler and power station	4,942	2,546	2,396
	Total:	29,856	18,417	11,439

Note: Once the production capacity of phase 1 loads over 60%, the Parties shall perform capital injections in the amount of phase 2 value as presented in the capex table immediately above.

2.6.2	The Shareholders agree that the initial capital expenditures of the Company shall be approximately US$ 29,856,000, with US$100,000 to be injected in the Company as share capital and the rest to be paid by the Parties in the form of shareholders’ loans according to their respective shareholding mentioned above. The Parties should inject the initial capital expenditures to the Company in two phases according to their respective shareholding proportions and pursuant to the capex table mentioned above within Clause 2.6.1, with the phase 1 of the capex table. Once the production capacity of phase 1 loads over 60%, the Parties shall perform capital injections in the amount of phase 2 value as presented in the capex table. Nevertheless, if the Group Companies obtain bank loans, the Parties shall reduce shareholders’ loans by the aggregate amount of the bank loan actually received by the Group Companies, pro rata with their respective shareholding proportions. The total amount of bank loans and shareholders’ loans added should not be less than the total amount as set out in the capex table.

(a)	The Parties shall contribute their phase 1 capital injection to the Company pro rata with their respective shareholding proportions according to the following schedule. Notwithstanding the foregoing, if the actual capital expenditure plan differs from the following schedule and such difference is confirmed by the Parties, the actual timeline for the capital injection can be adjusted accordingly if mutually agreed upon by the Parties;

i.	The Parties shall, within two weeks after a bank account the Company is opened, contribute an aggregate of US $100,000 into the Company as share capital;

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ii.	The Parties shall, within two weeks after commencing the construction of fabric & textile factory (which shall be commenced within 5 months from the date of establishment of the Jordanian Subsidiary in accordance with Clause 3.6.g.iii herein), contribute an aggregate of US$7.37 million in the form of shareholder loans to the Company, accounting for approximately 40% of the total phase 1 capital expenditures;

iii.	The Parties shall, within two weeks after the first anniversary of the date of forming the Jordanian Subsidiary, contribute an aggregate of US$7.37 million in the form of shareholder loans to the Company, accounting for approximately 40% of the total phase 1 capital expenditures;

iv.	The Parties shall contribute the remaining amount of phase 1 capital expenditures within two weeks after the completion of construction of the fabric & textile factory, the timeline of which is set forth under Clause 3.6.g.v herein;

(b)	If any Party fails to make capital injection according to the timeline mentioned above, the breaching Party shall be held liable for such breach in accordance with Clause 14 of this Agreement, unless the Parties have previously mutually decided, through a shareholders’ meeting, that the timeline for the said capital injection can be delayed or the liability for beach can be exempted; and

(c)	For phase 2 of the capital injection plan, the Parties shall otherwise decide mutually according to the actual plan of the need for phase 2 capital expenditure so as to guarantee the capacity of the factory.

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2.6.3	The Share Capital of the Company shall be paid up after incorporation and opening of bank account of the Company. The shareholders’ loans of the Company shall be provided by the Shareholders to the Company equally and ratably (pari passu) according to the shareholding percentages, so as to meet the capital expenditure requirement of the Company.

2.6.4	If the Board considers and resolves at any time that the Company’s financial resources are at any stage insufficient to satisfy the working capital requirements, the Parties shall in the following order of preference:

(a)	jointly endeavour to procure equipment collateral loans for the Company;

(b)	jointly endeavour to procure other loans, credit and overdraft facilities from banks or other financial institutions, and if required by the relevant bank or financial institution, offer support for such facilities in the manner as described in Clause 8.2 below;

(c)	jointly subscribe for additional Shares in accordance to Clause 2.6.5; or

(d)	jointly advance shareholders’ loans in accordance to Clause 2.6.3.

2.6.5	In the event the Board shall resolve to raise funding according to Clause 2.6.4 by subscription of additional Shares, the Parties undertake that they will and/or procure the Company to execute whatever documents and take whatever steps necessary to increase its share capital. The Parties shall subscribe for such number of additional Shares in proportion to their current shareholdings and new Shares shall be issued by the Company accordingly.

2.7	The Articles of Association of the Company shall be in substantially the same form as set out in Schedule 1 attached to this Agreement, which shall serve as integral parts hereto, and shall comply with the applicable laws. The Parties shall procure the Company to pass the necessary resolutions, execute whatever documents and take whatever steps necessary to adopt the Articles of Association and shall register such Articles of Association with the Company Registry of Hong Kong upon incorporation of the Company. If, due to the rejection of some provisions of the Articles of Association by the competent authority, it is not practicable to register the Articles of Association in the substantially the same forms as provided in Schedule 1, as the case may be, then the Parties shall cause rejected provisions to be redrafted as close and substantially the same meaning as that drafted in Schedule 1 in a form acceptable to the authority and the Parties. Both Parties shall approve the redrafted Articles of Association prior to filing and registering the same with such authority. In such event and without prejudice to Clause 18.1, the redrafted and registered Articles of Association shall become an integral part of this Agreement.

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2.8	Upon incorporation of the Company, the Company shall set up a subsidiary (the “Jordanian Subsidiary”) in Jordan to run a new fabric facility for vertical production base in Jordan. The name for the Jordanian Subsidiary shall be [Name] (to be confirmed by the local company registration authority). The share capital for the Jordanian Subsidiary shall be JOD50,000, which shall be paid by the Company at upon completion of incorporation. The share capital deposit of the Jordanian Company shall be paid by the Company. The registered address of the Jordanian Subsidiary will be at such other location in Jordan as the Parties shall agree. The establishment agreement or constitutional document of the Jordanian shall be in the substantially the same forms as provided in Schedule 2, which incorporates the arrangements in this Agreement relating to the Jordanian Subsidiary. The Company may further set up subsidiaries in Jordan with different function upon mutual agreement of the Parties.

3	Joint Venture and Business of the Company

The main objectives of the Company, as a joint venture of the Parties contemplated hereunder, are to develop the operation of the Company’s Business to be able to efficiently operate businesses of NTX Technology, garment or bag or shoes, either with or without media in order to be the brand’s nominated fabric supplier. The Company should endeavor to develop itself to be brands nominated supplier and to combine the advantages of garment and accessories production and Cooltrans(R) technology to develop Brand’s garment or handbag accessories business.

[The Parties agree that the Company will leverage on the NTX Technology and engage in the sales, distribution, processing, manufacturing, trading of textile fabrics, shoe materials, accessories materials and ready-to-wear clothes for sport wears unless otherwise approved by the Board unanimously.]

3.1	The Shareholders agree that the Company shall run a new fabric facility for vertical production base in Jordan from fabric knitting, dyeing to garment production using NTX Technology. The business objectives of the Company shall include, inter alia:

a.	promoting NTX Technology;

b.	expanding TS’ garment fabric production capability for vertical production from knitting to dyeing to garment manufactory, target to grow into the Top 1 garment manufacturer in Jordan; and

c.	supporting local employment and technological initiatives as promoted by the local government.

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3.2	Fabric coloration work of the Company will rely on NTX Technology provided by NTX, NTHK shall make NTX strive to provide technology with performance resulting in reducing more than 90% of water needed compared with the unit consumption quota of water usage for all types of knitted goods waterless dyeing process issued by the Ministry of Industry and Information Technology of the People’s Republic of China in the textile industry standard, “Calculation method of water usage in knitted goods wet processing and unit consumption quota”(FZ/T01105-2010), and less sewage discharge with specific water reuse systems.

3.3	The Parties shall contribute their best endeavors to the success of the Company.

3.4	While the Parties agree to work together and from time to time discuss the way to run the Business, it is agreed that each Party should concentrate on some areas of work and be primarily responsible for its areas. After discussion, it is decided that TS shall be in charge of Knitting operation and Finance and Accounting matters for the Company; and NTHK shall be in charge of Production (i.e., Dyeing and Printing) and Sales & Marketing of the Company. However, nothing herein shall preclude any Party from requesting information, participating or providing ideas on the areas directly handled by the other Party.

The initial organization chart for the Company will be as follows:

a.	The Chairman of the Board, the General Manager of Knitting Department, and Chief Financial Officer of the Company will be appointed by TS. Other key positions such as the Chief Executive Officer of the Company will also be appointed by TS.

b.	The General Manager of Dye & Printing Department (who will have the exclusive authority to manage the production and daily operation and management of the department) and General Manager of Sales and Marketing Department of the Company will be appointed by NTHK or NTX.

c.	The Dye & Printing Department and Sales & Marketing Department will be established upon incorporation of the Company. The Knitting Department will be established according to the Business needs of the Company by decision of the Board.

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3.5	NTHK’s responsibilities include:

a.	Requiring NTX to license the right of using NTX Technology to the Company pursuant to a separate license agreement to be signed after formation of the Jordanian Subsidiary. NTX commits to provide free NTX self-machinery software upgrade to the latest developments and enhancements of NTX Technology to the Company for a period of five years through a separate license arrangement.

b.	Requiring NTX to ensure the NTX Technology and related machineries and facilities which are to be detailed in separate facility purchase contracts provide results consistent with the specific technical parameters including but not limited to compared with the unit consumption quota of water usage for all types of knitted goods waterless dyeing process issued by the Ministry of Industry and Information Technology of the People’s Republic of China in the textile industry standard, “Calculation method of water usage in knitted goods wet processing and unit consumption quota” (FZ/T01105-2010), the NTX Technology can reduce the water usage by 90%. These parameters will form the basis for the Company to apply for possible supports from the Jordanian government and/or other organizations.

c.	Requiring NTX to be responsible for marketing and promoting the Company and its products to NTX customers who are already using NTX fabrics for garment manufacturing, particularly in Jordan. On a priority basis, the Company’s capacity will be utilized in satisfying Jerash Holdings’s fabric orders, and before Jerash Holdings’s fabric orders are fulfilled, TS’ prior written consent will be required if the Company is going to supply fabric to other garment manufacturers (However, if the capacity of the Company cannot be fully utilized based on the fabric orders from Jerash Holdings alone and an end customer of other fabric orders is not a competitor of Jerash Holdings, the Company may source fabric orders from such other end customers for the purpose of fully utilizing the capacity of the Company without any prior written consent from TS).

d.	Upon the signing of this Agreement, requiring NTX to start to work with Jerash to solicit garment manufacturing orders for Jerash using fabrics manufactured with NTX Technology in other NTX joint ventures before the Company starts production.

e.	Requiring NTX to manage marketing campaigns in accordance with NTX’s group policy, and acquire brands T2 (fabric supplier) qualification.

3.6	TS’s responsibilities include:

a.	setting up the Group Companies and fulfilling legal, compliance and administrative requirements;

b.	obtaining and maintaining all necessary permits/approval for the Group Companies;

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c.	obtaining available government support and incentives for the Group Companies;

d.	obtaining bank or other financial institution’s support for the Group Companies, such as loan or credit line;

e.	arranging the construction of a production base in suitable location with water and power supply, and sewage treatment based on technical requirements of NTX and possible government supports, subject to pre-clearance from NTX; and

f.	issue Jerash Holdings’s fabric orders to the Group Companies based on garment order requirements prior to full utilization of the capacity of the Group Companies.

g.	Handle set-up of Company and Jordanian Subsidiary and assist the Jordanian Subsidiary to set up the local factory with the tentative timeline below. Progress will be reported and managed in regular management and board meetings of the Company go forward:

i.	The set-up of the Company shall complete within 3 weeks after the signing of this agreement, and the Jordanian Subsidiary shall be set-up within 2 months after the Company’s set-up;

ii.	Assist the Jordanian Subsidiary to complete all relevant paper work relating to the selection of construction site of the fabric & textile factory in Jordan, including but without limitation of environmental impact assessment, rights of water use and pollution, and receive competent approval from relevant Jordanian authority within 3 months after the establishment of Jordanian Subsidiary

iii.	Assist the Jordanian Subsidiary to obtain competent construction permit from relevant Jordanian authority and commence construction of fabric and textile factory building within five months after the establishment of Jordanian Subsidiary;

iv.	Assist the Jordanian Subsidiary to complete the construction of the fabric and textile factory building within 16 months after the obtaining competent construction permit from relevant Jordanian authority and commence construction of fabric and textile factory building;

v.	Assist the Jordanian Subsidiary to complete the utilities work required for the operation of the fabric and textile factory within two months after completion of the construction of the fabric and textile factory.

3.7	The Parties shall procure the Company to prepare an annual business plan, which shall include the following:

(a)	an estimate of the working capital requirements of the Company with cashflow statement [together with an indication of the amount (if any) which it is considered prudent to retain out of the previous Financial Year’s distributable profits to meet such working capital requirements];

(b)	a projected profit and loss account;

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(c)	an operating budget (including estimated capital expenditure requirements) and balance sheet forecast;

(d)	a review of the projected business; and

(e)	a summary of business objectives.

The first Business Plan in respect of the first Financial Year shall be prepared within [ 6 ] months of the date of this agreement. Business Plans in respect of subsequent Financial Years shall be submitted for approval by the Board not later than [ 60 ] days before the commencement of the Financial Year in question.

3.8	Unless otherwise agreed by the Parties in advance in writing, each Party agrees and shall procure that during the term of this Agreement, its Affiliate, subsidiary companies and related companies shall not directly or indirectly induce employees of the Company, its Affiliate or subsidiaries to terminate their employment with the Company or Affiliate or subsidiaries.

4.	The Board of Directors and Board Meetings

The Company shall be managed by the Board of Directors in accordance with the provisions of the Articles of Association, this Agreement and all applicable laws. Overall direction, supervision and management of the Company shall be the responsibility of the Board of Directors.

4.1	As soon as practicable after signing this Agreement the Parties shall appoint representatives to form the board of directors for the Company in the manner mentioned in this Clause 4 below. The Board of Directors shall in its first meeting decide and resolve on the following matters including but not limited to:

(a)	the registered office of the Company,

(b)	the auditors of the Company,

(c)	the Company’s accounting reference period,

(d)	the bankers of the Company,

(e)	the Secretary of the Company,

(f)	any other matter(s) that is necessary to be resolved to start the Business.

4.2	The Board of Directors shall act in accordance with the resolutions and decisions of the Board, and has the authority, inter alia, to represent the Company. The Board shall have usual and customary authority such as the authority to engage, suspend or dismiss the employees of the Company and the authority to fix and vary their salary. In addition, pursuant to the Articles of Association the Directors may, by resolution appoint a person including a person who is a Director, firm or other company to be an officer or agent of the Company.

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4.3	The Board and its subsidiaries shall consist of two Directors, or any other number that the Parties may agree from time to time. All holders of Group B shares as a whole shall be entitled to nominate one Director (Group B Director, being the vice chairman of the Board), whilst all holders of Group A shares as a whole shall be entitled to nominate one Director (Group A Director, being the chairman of the Board). These entitlements shall also remain in effect at any time when the removal or substitution of any Director so nominated by each Party is required, and replaceable at the choice of the Party who nominates such Director. Board meetings should be convened at least once every half year in which the Board should consider the operation, business and performance of the Company, and receive quarterly operation reports submitted by the Chief Executive Officer of the Company. All resolutions of the Board shall be decided by unanimous decision of the directors present at a meeting. Each director shall have one (1) vote. Quorum for the board meetings shall be two. The Directors need not be a shareholder in the Company.

4.4	Each Shareholder agrees to immediately remove any person nominated by it as a Director who is convicted of any criminal offence anywhere or who is otherwise disqualified as a Director pursuant to the Articles of Association.

4.5	Each Director shall be entitled to appoint one alternate (who need not be a Director) and each alternate shall have one vote for every Director whom he/she represents.

4.6	Subject to limitations imposed by applicable laws, the Board may delegate any of its powers including the day-to-day running of the Business to a committee or committees as it sees fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed by the Board.

4.7	Meetings of the Board (or any committee thereof) shall be held at such times and places as the Board (or any committee thereof) shall determine provided that the Board shall meet at least once every half year. Not less than fourteen (14) days’ notice (or such shorter period of notice as may be agreed from time to time by all the Directors) of each meeting of the board (or any committee thereof) specifying date, time and place of the meeting and the business to be transacted thereat shall be given to all Directors and alternate directors provided that if Directors who would constitute a quorum at any meeting agree to a shorter period of notice then such meeting shall be deemed to be properly called.

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4.8	A meeting of the Board may be convened at any time by a Director, subject to other requirements of this Clause, if in the reasonable opinion of the Shareholder(s) which appointed the Director, there is an important issue which needs to be discussed in advance of the next scheduled Board meeting.

4.9	All relevant papers for meetings of the Board (or for meetings of any committee) should be sent to each Director and any alternates prior to the relevant meeting and minutes of all such meetings should be sent to each Director and any alternates after the holding of the relevant meetings as soon as reasonably practicable.

4.10	The Directors shall not be entitled to receive monthly salary payment from the Company in relation to their respective appointments as Directors, but nothing herein shall restrict or preclude any director from receiving salary or payment from the Company in relation to his other services or works rendered to the Company other than as a director, but such remuneration shall be fixed at the General Meeting with consent of both NTHK and TS.

4.11	Directors may participate in Board meeting by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

4.12	Resolutions of the Board may be passed by written resolution of all members of the Directors in lieu of meetings.

4.13	The Directors are authorized to sign documents on behalf of the Company, provided that the documents must be signed by two directors jointly, consisting of one Group A Director and one Group B Director.

5.	Shareholders and shareholders’ meetings

5.1	The quorum for meetings of the Shareholders shall be shareholders holding not less than 60% of the issued Shares in the capital of the Company, at least two of whom is NTHK and TS.

5.2	At least 14 days’ written notice of each Shareholders’ meeting must be given to each Shareholder specifying the date, time and place of the meeting and the business to be transacted thereat provided that, if all the Shareholders agree to a shorter period of notice, then such meeting shall be deemed to be properly called.

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5.3	The Shareholders shall meet at least once every year.

5.4	Except as provided in Clause 6 below for matters that require unanimous approval, questions arising at any Shareholders’ meeting shall be decided by a simple majority of votes by poll in proportion to the number of shares held by each of the Shareholders except where a greater majority is required by the Articles of Association, this Agreement or applicable laws.

5.6	Shareholders’ resolutions may be passed by written resolutions as more particularly provided in the Articles of Association.

5.7	Shareholders may participate in Shareholders’ meetings by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person.

6.	Matters requiring unanimity

6.1	The following actions by the Group Companies shall require prior written consent of all Shareholders (which consent may be given by each Shareholder’s nominated Director) and such actions shall not be taken unless such consent has been given:

(a)	the issue or allotment of any Shares of any options or other rights in respect of any Shares;

(b)	the raising of finance from any of the Shareholders by subscription for further Shares or the extending of shareholders’ loans to the Company;

(c)	any decrease, consolidation, sub-division, purchase, cancellation or conversion of any part of the Company’s share capital, or reduction in the Company’s share capital, or alteration in any way of any of the rights attaching to any of the Shares;

(d)	the approval of or any material change to the Business Plan or the taking of any action which is inconsistent with the Business Plan in any material respect;

(e)	the setting up / acquisition of any new business other than specifically as contemplated hereunder and as specifically contemplated in the Business Plan;

(f)	the borrowing of any money or the making of any loan or advance other than in the ordinary course of business of the Company;

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(g)	the creating, incurring or suffering of any mortgage, pledge, lien (other than a lien arising by operation of law), change, security interest, equity, claim or encumbrance on or with respect to the assets of the Company other than in the ordinary course of business of the Company;

(h)	the creation or assumption of any guarantee or indemnity of unlimited liability or any other guarantee or indemnity other than in the ordinary course of business of the Company;

(i)	any amendment to the Articles of Association;

(j)	any capital expenditure in excess of US$[500,000];

(k)	the removal of any Director other than by a Shareholder in accordance with Clause 4.3;

(l)	the approval of any merger, reconstruction, winding-up, liquidation or other similar arrangements in relation to the Company;

(m)	the transfer of all or any of the Business by the Company or any acquisition or disposal of any asset material to the Company, or the sale or other disposition of all or substantially all of the Company’s assets;

(n)	the removal or appointment of an Auditor; and

(o)	the filing of any material tax return.

7.	Transfer of Shares and Right of First Refusal

7.1	The Shareholders shall not have the right to transfer sell, dispose of, pledge or assign any of their Shares except in accordance with the provisions of the Articles of Association and this Agreement, and any person in whose favour any such pledge, lien, or charge is created or permitted to subsist or such option or rights are granted or such interest is disposed of shall be subject to and bound by the same limitations and provisions as embodied in this Agreement. While transferring the Shares in accordance with this Agreement, the shareholders’ loan provided by the transferor shall also be assigned to the transferee.

7.2	Right of First Refusal

7.2.1	In the event that a shareholder (“Outgoing Shareholder”) decides to directly or indirectly sell or transfer any or all of their Shares in the Company, the Outgoing Shareholder shall first offer the remaining shareholder (“Remaining Shareholder”) the right of first refusal to purchase the Shares on the same terms and conditions as offered by any potential purchaser.

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7.2.2	The Outgoing Shareholder shall provide written notice to the Remaining Shareholder stating the number of shares to be sold (“Offered Shares”), the price, and any other material terms of the proposed sale (the “Offer Notice”). The Remaining Shareholder shall have 21 business days from the receipt of the Offer Notice to exercise their right of first refusal by providing written notice to the Outgoing Shareholder of their intention to purchase the Shares.

7.2.3	If the Remaining Shareholder does not exercise its right of first refusal within the specified timeframe, the Outgoing Shareholder shall be free to sell or transfer its Shares to a third party on the same terms and conditions specified in the Offer Notice. However, in the event that the Outgoing Shareholder receives an offer from a third party on terms more favorable than those specified in the Offer Notice, the Outgoing Shareholder shall be obligated to provide the Remaining Shareholder with a revised offer allowing them the opportunity to match or exceed the terms within 21 business days.

7.2.4	This Right of First Refusal may be waived by the Remaining Shareholder at their sole discretion in writing.

7.2.5	Upon the exercise of the right of first refusal by the Remaining Shareholder, the Parties shall proceed in good faith to negotiate and execute a separate agreement for the purchase and sale of shares, setting forth the terms, conditions, and consideration for the transaction.

7.2.6	This Right of First Refusal clause shall be binding upon the Parties and their respective successors, assigns, and legal representatives.

7.2.7	Notwithstanding the aforementioned provision, the Right of First Refusal shall not apply in the event the Outgoing Shareholder intends to transfer their shares to any subsidiaries, affiliates, or companies under common control or ownership with the Outgoing Shareholder. In such cases, the Outgoing Shareholder shall be free to transfer its shares to another company within the same group without offering the Right of First Refusal to the Remaining Shareholder provided that prior 21 days’ written notice is given to the Remaining Shareholder.

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7.3	Co-Sale Right

7.3.1	To the extent that the Right of First Refusal referred to in Clause 7.2 is not exercised by Remaining Shareholder, such Remaining Shareholder (the “Co-selling Shareholder”) shall have the right (“Co-sale Right”) to participate in any sale or disposal of the remaining Offered Shares (the “Co-sale Securities”) to the proposed transferee (“Proposed Transferee”) as set forth in the Offer Notice upon the same Offer Terms, subject to the terms and conditions set forth in this Clause 7.3.

7.3.2	The Co-selling Shareholder shall exercise its right by delivering to the Outgoing Shareholder, within twenty-five Business Days after receipt of the Offer Notice, written notice of its intention to participate, specifying the number of Shares the Co-selling Shareholder desires to sell. At the completion of the transaction, the Co-selling Shareholder shall deliver one or more certificates representing the number of Shares which the Co-selling Shareholder elects to sell hereunder together with instrument of transfer and other documents necessary for transfer of such Shares to the Proposed Transferee, and the Transferee shall pay to the Co-selling Shareholder corresponding purchase price.

7.3.3	The Co-selling Shareholder shall have the right to sell up to that number of Shares equal to the product of (a) the number of Co-sale Securities multiplied by (b) a fraction, the numerator of which is the number of Shares owned by such Co-selling Shareholder (on a fully diluted basis and as-converted basis), and the denominator of which is (i) the number of Shares owned by all the Co-selling Shareholders (on a fully diluted basis and as-converted basis) plus (ii) the number of Shares held by the Outgoing Shareholder. In the event that the Proposed Transferee desires to purchase a number of Shares different from the amount of the Co-sale Securities, the amount that the Proposed Transferee desires to purchase shall be substituted for the Co-sale Securities in the above equation for the purpose of determining the Co-selling Shareholder’s Co-sale Right.

7.3.4	To the extent that any Proposed Transferee prohibits such assignment or otherwise refuses to purchase Shares from the Co-selling Shareholder exercising its Co-sale Right under this Clause 7.3, the Outgoing Shareholder shall not sell to the Proposed Transferee any Shares unless and until, simultaneously with such sale or transfer, such Outgoing Shareholder shall purchase such Shares from the Co-selling Shareholder on the same terms and conditions specified in the Offer Notice.

7.3.5	The exercise or non-exercise of the Co-sale Right under this Clause 7.3 with respect to a particular sale or disposal of Shares by any Outgoing Shareholder shall not adversely affect any of the Co-selling Shareholders Co-sale Right in subsequent sales or disposals of Shares by any Outgoing Shareholder pursuant to this Clause 7.3.

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7.3.6	Any sale, assignment or other transfer or disposal of any Share by any Outgoing Shareholder contrary to the provisions of this Agreement hereof shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Share sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until such Outgoing Shareholder has satisfied the requirements of this Agreement with respect to such sale or disposal. A Outgoing Shareholder shall provide the Company and the Co-selling Shareholders with written evidence that such requirements have been met or waived prior to consummating any sale, assignment or other transfer of Shares, and no sale, assignment or transfer of Shares shall be registered in the books of the Company until such written evidence has been received by the Company and the Co-selling Shareholders or such sale, assignment or transfer of Shares is consented to by all the shareholders for the time being in writing.

7.3.7	Subject to the approval as specified in Clause 7, the Right of First Refusal set forth in Clause 7.2 and the Co-sale Right set forth in this Clause 7.4 shall not apply to any transfer of Share by a Shareholder to its holding company or its wholly-owned subsidiary or a wholly-owned subsidiary of its holding company (each a “Permitted Transferee”) provided that in each case the Permitted Transferee shall agree to be bound by this Agreement and that such Outgoing Shareholder shall procure that the Permitted Transferee shall not transfer its Shares except back to such Outgoing Shareholder or other Permitted Transferee(s) and further that after the transfer such Permitted Transferee shall remain qualified to be a Permitted Transferee as defined above.

7.4	Options triggered by change of control

7.4.1	In the event that Jerash Holdings does not control TS or any change of Control of Jerash Holdings takes place (whether defined by the relevant rules of NASDAQ or accounting rules), TS shall promptly but no later than 21 days before the change of control event takes place notify NTHK, and NTHK will have the right to:

(1)	request TS to purchase the Shares and shareholders loans held by NTHK with a written notice and TS shall have the obligation to purchase the Shares and shareholders loans offered by NTHK upon receipt of the written notice;

(2)	request TS to sell the Shares and shareholders loans held by TS to NTHK with a written notice and TS shall have the obligation to sell the Shares and shareholders loans requested by NTHK upon receipt of the written notice. Provided that if the new controlling shareholder or the Board of Directors of Jerash Holdings after the change of control confirms in writing to NTHK that it is willing to continue the joint venture business hereunder and have no intention to exercise the rights to sell shares under Clause 7.2 herein, then the Options rendered to NTHK under this Sub-Clause 7.4 shall not be exercised.

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7.4.2	In the event that NTX does not control NTHK or any change of Control of NTX takes place, NTHK shall promptly but no later than 21 days before the change of control event takes place notify TS, and TS will have the right to

(1)	request NTHK to purchase the Shares and shareholders loans held by TS with a written notice and NTHK shall have the obligation to purchase the Shares and shareholders loans offered by TS upon receipt of the written notice;

(2)	request NTHK to sell the Shares and shareholders loans held by NTHK with a written notice and NTHK shall have the obligation to sell the Shares and shareholders loans requested by TS upon receipt of the written notice.

7.4.3	The purchase price of the Shares transferred under this Clause 7.4 shall be equal to the higher of the following:

(1)	the initial investment made by the transferring Party to the Company;

(2)	the corresponding net asset of the Company according to the ratio of transferred Shares;

(3)	the valuation of Company based on the report of an independent asset appraisal institution appointed by the Parties. The purchase price of shareholders loans transferred under this Clause 7.4 shall be the unpaid principal and interest of such shareholders loans.

7.5	Issuance of new shares

7.5.1	Each Party undertakes that no new Shares shall be issued and allotted except by the passing of Special Resolution of the General Meeting.

7.5.2	Each Party undertakes that the Articles of Association shall provide that the Shareholders shall have on the issuance of new Shares the pre-emptive rights to subscribe for the new Shares.

7.5.3	In the event the Company issues new Shares in the Company, such new Shares may be subscribed for by the Parties in proportion to their then respective shareholdings in the Company upon payment of the subscription price to be determined by the Board.

7.5.4	The Parties agree that the voting right and dividend entitlement of each newly issued share shall be equal to those of the existing Shares.

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8.	Finance, Accounting and Banking

8.1	Unless otherwise agreed by the Parties, any Shareholders’ loans to the Company shall be interest-free and shall be repayable at such time as the Board shall determine, provided always that, unless otherwise unanimously agreed by the Shareholders at the time, all repayments of such loans shall be made to the Shareholders pro rata to the respective principal amounts outstanding to each Shareholder at the date of each repayment. No Shareholder shall have any obligation, express or implied, to make a loan to the Company unless otherwise provided in this Agreement.

8.2	Each of the Shareholders agrees to use all reasonable endeavors to arrange borrowings in the form of loans or overdraft facilities from banks or other financial institutions for the Company as may be required by the Board from time to time. If the Board shall resolve in order for the banks or other financial institutions to make available loan or credit facilities to the Company as aforementioned, the banks or other financial institutions require collateral security, guarantees or other assurance, such as letters of comfort from the Parties (or their Affiliate), rather than from the Company itself, then the Parties (or their Affiliate) shall each provide such collateral security, guarantees or other assurance in respect of the Company’s obligations to such banks or other financial institutions in proportion to their respective shareholdings in the Company.

8.3	Banking matters

(1)	Signatory for bank accounts for the Company shall require joint signatures from representatives designated by each Party.

(2)	If bank transactions are to be done through online banking, visibility for the approval process should be provided to both Parties on the transactions and process positions.

8.4	Account and Books of Account

(1)	The Company shall keep accurate books of account and financial and related records in accordance with the HK GAAP and applicable laws.

(2)	At the end of each financial year, the books of account and records of the Company shall be audited, at the expense of the Company, by the Auditors. The Shareholders shall procure that the Auditors shall prepare and supply to the Shareholders annually certified financial reports prepared in accordance with US GAAP.

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(3)	Not less than sixty (60) days after the end of each calendar month and of each calendar quarter, the Chief Executive Officer of the Company shall submit to each of the Shareholders, the balance sheet, profit and loss statement and cash flow statement of the Company in respect of such period. Further, the Shareholders shall procure the Company to make available at its principal place of business to each of the shareholders, or to its designated representative(s), its books of account and records, if and when such Shareholder shall so request. The Shareholders shall procure the Company to keep the Shareholders informed on a timely basis of all material development in its business.

8.5	The financial year end of the Company [and Jordanian Subsidiary] is fixed at 31st March.

8.6	Information Rights

The Company shall deliver to each Shareholder, upon written request of such Shareholder, the following with respect to any Group Company:

(a)	within 21 days after the end of each calendar month, unaudited income statement, statement of cash flows and statement of changes in shareholders’ equity for such month and balance sheet as of the end of such month;

(b)	within 30 days of the end of each quarter, unaudited income statement, statement of cash flows and statement of changes in shareholders’ equity for such quarter and balance sheet as of the end of such quarter;

(c)	within 60 days after the end of each fiscal year, unaudited income statement, statement of cash flows and statement of changes in shareholders’ equity for such fiscal year and balance sheet as of the end of such fiscal year;

(d)	as required by any Director, within 90 days after the end of each fiscal year, income statement and statement of cash flows for such fiscal year and consolidated balance sheet as of the end of the fiscal year, including footnotes thereto, audited and confirmed by an independent certified auditor, and a management discussion and analysis report including a comparison of the financial results with the applicable period; and

(e)	within 90 days before the end of each calendar year, an annual budget and the business plan adopted by the Board of Directors in respect of the conduct of the Company’s Business during the next-following fiscal year.

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8.7	Inspection Rights.

If any Shareholder has any questions about any information, such Shareholder shall have the right to inspect the financial books and records, or to engage an accounting firm at its own expense to audit the Company with 20 Business Days prior notice to the Company.

9.	Dividend and Distribution Policy

9.1	Subject to circumstances prevailing at the relevant time including in particular the working capital requirements and cash flow conditions of the Company, maintenance of prudent profits by way of reserve, and compliance with any financial covenant given by the Company to its lenders in respect of its financing, the Board shall have the power and discretion (which is not mandatory) to consider and declare dividends to its shareholders in respect of each Financial Year provided that any such distribution shall be firstly by way of the repayment of principal of any outstanding Shareholders’ Loans.

10.	Covenants

10.1	Each of the Parties undertakes with the others:

(a)	to perform and observe and to cause its Affiliates to perform and observe all the provisions of this Agreement;

(b)	so far as it is able to do so, including the exercise of voting rights, to cause the Company to diligently perform and observe the Parties’ respective obligations and rights under this Agreement;

(c)	to take all necessary steps on their part to give full effect to the provisions of this Agreement;

(d)	without prejudice to the generality of the foregoing, to exercise and procure that every person for the time being representing it will exercise any rights of voting at any meeting of the Shareholders or of the Directors so as to ensure the passing of any and every resolution necessary or desirable to procure that:

(i)	the affairs of the Company are conducted in accordance with this Agreements;

(ii)	to give full effect to the provisions of this Agreement; and

(iii)	so as to ensure that no resolution of the Company is passed and that no matter is done or omission made other than in accordance with the provisions of this Agreement.

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11.	Confidentiality of Information

11.1	Each Party agrees to treat all provisions of this Agreement and all information obtained from the Company or any other party as confidential information and not to disclose any of such information or information relating to the existence, purpose or operation of the Company to any third Parties, except as may be required by law or required in the course of exercising any rights or fulfilling any obligations provided herein.

11.2	The Parties agree that they shall not use any Confidential Information for any purpose whatsoever except as required by law or in a manner expressly provided for in this Agreement or in relating to any litigation relating to his Agreement in which event such Confidential Information may be used only strictly in accordance with such legal requirements or the rules and regulations of the competent courts having jurisdiction over such litigation.

11.3	The Company shall not issue, nor shall any Shareholder issue, any press release or other publicity concerning the formation of the Company, or the operations of the Company outside of the ordinary course of business, without the consent of all the Shareholders except as required by law or regulatory authorities to which the Company or each Shareholder is subject to.

12.	Term and Termination

12.1	The term of this Agreement shall continue in force and effect until (i) the Company is dissolved or otherwise cease to exist as separate entity, or (ii) one Party becomes the beneficial owner of all the Shares, or (iii) this Agreements is terminated in accordance with Clauses 12.2 or 12.3.

12.2	Any Party may terminate this Agreement by written notice to another Party, in the event that such other Party shall:

(a)	be declared insolvent, or make an assignment of or other arrangement related to a substantial part of its assets for the benefit of its creditors: or

(b)	be dissolved or liquidated, except in consequence of a merger, amalgamation or other corporate reorganization to which it may be a party.

In case any Party is involved in any of the events in paragraphs (a) or (b) such Party shall be obliged to immediately notify the other Parties of the occurrence of such event.

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12.3	In the event of a material breach of this Agreement by a Party (the “Breaching Party”), a Party not in breach (the “Non-Breaching Party”) may terminate this Agreement by written notice to the other Party if, within thirty (30) days after written notice is given by the Non-Breaching Party to the Breaching Party complaining of such breach, the breach as aforesaid shall not have been corrected. The said notice shall be specifically state the breach which the Party giving the notice believes is material. During the thirty (30) day period, the Parties shall negotiate in good faith in an attempt to reach mutual agreement on a method to avoid such termination.

13.	Consequences of Termination

13.1	In the event that a Shareholder elects to terminate this Agreement pursuant to clause 12, such Shareholder may also elect to dissolve the Company by written notice addressed to the Directors, requiring the Directors to convene a meeting of the Shareholders for the purpose of winding up the Company. The Directors within 15 days thereafter, shall convene such meeting or meetings (as the case may be) for consideration and vote on such resolution. Nothing in this Clause shall be in any manner adversely affect such remedies as each of the Shareholders may be entitled to under applicable law in the event of termination of this Agreement.

13.2	Termination of this Agreement for any cause shall not release any party from any liability which at the time of termination had accrued to that Party or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination affect in any way the survival of any right, duty or obligation of any party which is expressly stated elsewhere in this Agreement to survive such termination.

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14.	Liability for Breach

If any Party (Breaching Party) fails to inject fund into the Company in accordance with the stipulations herein or fails to satisfy its respective responsibility in Clause3.5 (NTHK’s responsibility) or Clause 3.6 (TS’s responsibility), the other party (Non-Breaching Party) shall have right to inform the Breaching Party in writing to request for rectification of the breach and compensate any actual loss caused by such breach suffered by the Non-Breaching Party. However, if the Breaching Party fails to rectify its breach within 60 days after notification from the Non-Breaching Party, the Non-Breaching Party shall have the right to unilaterally terminate the Agreement and require the Breaching Party to pay an amount of break-up fee to the Non-Breaching Party as liquidated damage. The Parties hereby confirm that the liquidated damage arrangement under this Clause is negotiated and accepted mutually by the Parties as an arm’s length method to compensate the loss caused by the Breaching Party to the Non-Breaching Party. The amount of the break-up fee shall be determined as the amount of the principal of fund (to avoidance of doubt, including share capital and shareholder’s loan) injected by Non-Breaching Party to the Company or its subsidiary plus an interest at the rate of 5.5% per year calculating from the payment of the fund by the Non-Breaching Party and till the payment of break-up fee by the Breaching Party. Upon full payment of the break-up fee, the Non-Breaching Party shall transfer all its shares in the Company to Breaching Party. For avoidance of doubt, the break-up fee shall be all compensation for the Non-Breaching Party’s capital injection in the Company or its subsidiary, and upon payment of the break-up fee, the shareholder’s loan provided shall be set-off or disposed without further consideration in other manner as agreed by the Parties.

15.	Deadlock

15.1	In the event that a good faith difference of opinions among the Shareholders in respect of any material matter referred to the Clause 6 above relating to the Company results in a failure by the Shareholders or Directors to approve a reasonable and valid proposal at a meeting or motion of one of the Parties, a designee of each Party shall act as conciliator to attempt to resolve the difference of opinion. For the avoidance of doubt, in no circumstances shall either such designee be liable in respect of their acting as conciliators in a bona fide manner pursuant to this Clause.

15.2	If such conciliators are unable to resolve such matter within a period of thirty (30) days, any Shareholder may elect to terminate this Agreement and liquidate the Company, which election may be exercised by written notice to the other Shareholders (the “Election Notice”). Upon exercise of the said election, the Shareholders shall cooperate to carry out the dissolution and liquidation of the company unless a Shareholder offers to purchase all of the Shares held by the other Shareholders. For the avoidance of doubt, if this Agreement is terminated and the Company is liquidated in accordance with this Clause 15.2, no Party shall be held liable to the other Party for such termination and liquidation.

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16	Option to Purchase

16.1	In the event that a Shareholder elects to dissolve and liquidate the Company under Clauses 13.1 or 15.2, any Shareholder may, within thirty (30) days of the date of the Election Notice, offer to purchase all (but not partly only) of the Shares and Loans held by all the other Shareholder at a price per Share (the “Office Price”) agreed by the Shareholders.

16.2	If the offer is not accepted by the other Shareholder within twenty one (21) days thereof, then the Company shall be dissolved.

16.3	The Shareholders agree to waive any rights under the Articles of Association that may restrict the transfer of any Shares in the event of a transfer pursuant to Clause 16.1. The Shareholders shall cause the Board to register any transfer of Shares effect pursuant to Clause 16.1.

16.4	Any sale and purchase of Shares and the Shareholder loans of the outgoing Shareholder under Clause 16.1 shall be completed within 30 days of the Cut-off Date applicable to the offer in question.

16.5	The purchaser in any transfer under this Clause shall assume all rights and obligations of any selling Shareholder under all bank guarantees given by such Shareholder pursuant to any selling Shareholder this Agreement in respect of the obligations of the Company.

17.	Cessation of Business

17.1	In the event of the Company being wound up (whether the liquidation is voluntary or compulsory), the balance, if any, of the Company’s funds, after paying legal costs, outstanding taxation liabilities, and any creditors of the Company, shall be paid to the Shareholders in proportion to their respective Shareholdings.

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18.	Notices

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set our below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

To: TS

Address: Unit A, 19th Floor, Ford Glory Plaza, 37-39 Wing Hong Street, Cheung Sha Wan,

Kowloon, Hong Kong.

Fax Number: (852) 27426842

To: NTHK

Address: Address : 5/F, No.1 Lane 928, Sheng Hong Rd, Min Hang District, Shanghai, China

Fax Number: ( 86-21 ) 57752231

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when dispatched with confirmation.

19.	Miscellaneous

19.1	This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreement, representations and understandings between the Parties with respect thereto, any may not be modified except in writing signed by all the Parties. In the event of any conflict between the provisions of this Agreement and the Articles of Association and other constitutional documents of the Company, the provisions of the Agreement shall prevail as between the Parties. The Parties shall execute all instruments and documents necessary and exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement, including to cause the changes to be made to the Articles of Association or other constitutional documents so that such documents reflect the contents and intention of this Agreement.

19.2	Any waiver by any Party of a breach of any provision of this Agreement in any instance shall not be considered as a waiver of any subsequent breach of the same or of any other provision hereof in any other instance.

19.3	This Agreement, and all right and obligations hereunder, are personal to the Parties and shall not be assigned by any of the Parties without the prior written consent of the other Parties.

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19.4	The Parties agree that in the event that there is any discrepancy between the Articles of Association and this Agreement, this Agreement shall prevail.

19.5	Each Shareholder shall bear it own costs incidental to the preparation and completion of this Agreement.

19.6	This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts each of which when so executed and delivered shall be an original but all the counterparts together shall constitute one and the same.

19.7	This Agreement does not create a relationship of trust or agency between the Parties. Each Party is responsible for its own obligations arising under this Agreement and is not liable for any other Party’s obligations.

20.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the court of the Hong Kong Special Administrative Region in conjunction with any dispute relation thereto.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties on the date appearing above.

Chopped with the Company chop of	)	(seal) Treasure Success International Limited
Treasure Success International Limited and	)	/s/ CHOI Lin Hung
Signed by	)
)
)
on its behalf of in the presence of:	)

Chopped with the Company chop of	)	(seal) Newtech Textile (HK) Limited
Newtech Textile (HK) Limited and Signed by	)	/s/ CHUNG Po Wen
)
)
on its behalf of in the presence of:	)
)

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THE COMPANIES ORDINANCE (Chapter 622)

Private Company Limited by Shares

ARTICLES OF ASSOCIATION

OF

PRELIMINARY

1.	The name of the Company is JERASH NEWTECH (HONG KONG) HOLDINGS LIMITED

2.	The liability of the members is limited.

3.	The liability of the members is limited to any amount unpaid on the shares held by the members.

4.	Capital and initial shareholdings (on the company’s formation)

(a) The total number of ordinary shares that the Company proposes to issue		100000
(b) The total amount of share capital to be subscribed by the Company’s founder member(s)	USD	100000.00
(c) The amount to be paid up or to be regarded as paid up	USD	100000.00
(d) The amount to remain unpaid or to be regarded as remaining unpaid		NIL

5.	The regulations in Schedule 2 to the Companies (Model Articles) Notice (Cap.622H) shall apply to the Company save in so far as they are hereby specifically excluded or are inconsistent with the Articles herein contained. In particular, but without in any way limiting the generality of the foregoing, Articles 11,12,16, 21,22,23,26,28,33,39,41,53, 56, 63, 64 and 81 shall not apply or are modified as hereinafter appearing. The provisions in the Joint Venture and Shareholders’ Agreement entered into by TREASURE SUCCESS INTERNATIONAL LIMITED and NEWTECH TEXTILE (HK) LIMITED on the 10th day of October, 2023 (“Shareholders’ Agreement’’) shall apply to the Company and should there be any discrepency between the Articles and the Shareholders Agreement, the Shareholders’ Agreement shall apply.

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GENERAL MANAGEMENT

6.	The board of director(s) shall be entrusted with the general management of the business and the affairs of the Company, and shall have full power to do all such acts and things and enter into such contracts and engagements on behalf of the company as the director(s) may consider necessary or desirable and may also appoint and remove or suspend any officers, accountants, agents, servants and employees.

TRANSFER OF SHARES

7.	The directors may in their absolute discretion refuse to register a transfer of any share. If the directors refuse to register a transfer they shall within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

GENERAL MEETINGS

8.	(a) The quorum for the transaction of business at any General Meeting shall be two members present in person or by proxy. Notwithstanding any provision herein, if the Company has only one member, the decision of that member shall be taken by way of written resolution(s).

(b)	Meetings may be held in Hong Kong or at such other place or places in the world as the majority of the members in value shall from time to time by resolution determine.

(c)	A resolution in writing signed by all of the members of the Company and annexed or attached to the General Meetings Minute Book shall be as valid and effective as a resolution passed at a meeting duly convened. The signature of any member may be given by his Attorney or Proxy.

Any such resolution may be contained in one document or separate copies prepared and/or circulated for the purpose and signed by one or more members.

(d)	Where the Company has only one member and that member takes any decision that may be taken by the Company in General Meeting and that has effect as if agreed by the Company in General Meeting, he shall (unless that decision is taken by way of a resolution in writing duly signed by him) provide the Company with a written record of that decision within 7 days after the decision is made.

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DIRECTORS

9.	Unless and until otherwise determined by an ordinary resolution of the Company, the minimum number of director(s) shall be one and there shall be no maximum number of directors.

10.	The first director(s) of the company is/are the person(s) named as the director(s) in the Incorporation Form delivered to the Registrar of Companies.

11.	A director need not hold any shares in the Company and is not subject to rotation or retirement at the annual general meetings. A director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings.

12.	(a) No director or intended director shall be disqualified from his office by contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company with any company or partnership of or in which any director shall be a member or otherwise interested be capable on that account of being avoided, nor shall any director so contracting or being such a member or so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason only of such director holding that office or of the fiduciary relationship thereby established. Provided always that each Director shall forthwith disclose the nature of his interest in any contract or arrangement in which he is interested as required by and subject to the provisions of the Ordinance.

(b)	Provided such disclosure is made as aforesaid, a Director shall be entitled to vote in respect of any contract or arrangement in which he is interested and to be counted in the quorum present at the meeting at which such contract or arrangement is considered.

POWERS OF DIRECTORS

13.	The directors, in addition to the powers and authorities expressly conferred upon them by these Articles, may exercise all such powers and do all such acts as may be exercised or done by the Company in General Meeting subject nevertheless to the provisions of the Companies Ordinance, (Chapter 622), to these Articles, and to any regulations from time to time made by the Company in General Meeting, provided that no regulation so made shall invalidate any prior act of the directors which would have been valid if such regulation had not been made.

14.	Without prejudice to the general powers conferred by the last preceding Article and the other powers conferred by these Articles, it is hereby expressly declared that the directors shall have the following powers, that is to say, power:-

(a)	To pay the costs, charges and expenses preliminary and incidental to the promotion, formation, establishment and registration of the Company.

(b)	To purchase or otherwise acquire for the Company or sell or otherwise dispose of any property, rights and privileges which the Company is authorised to acquire at such price and generally on such terms and conditions as they shall think fit.

(c)	To engage, dismiss, and fix the salaries or emoluments of the employees of the Company.

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(d)	To institute, conduct, defend, compromise or abandon any legal proceedings by or against the Company or its officers, or otherwise concerning the affairs of the Company, and also to compound and allow time for payment or satisfaction of any debts due to, and of any claims or demands by or against the Company.

(e)	To refer any claims or demands by or against the Company to arbitration and observe and perform the awards.

(f)	To make and give receipts, releases, and other discharges for money payable to the Company, and for claims and demands of the Company.

(g)	To invest, lend or otherwise deal with any of the moneys or property of the Company in such manner as they think fit and to vary or realise any such investment from time to time.

(h)	To arrange for banking facilities, on behalf of the Company, and to pledge, mortgage or hypothecate any of the property of the Company, if required.

(i)	To open a current account with themselves for the Company and to advance any money to the Company with or without interest upon such terms and conditions as they shall think fit.

(j)	To enter into all such negotiations and contracts, and rescind and vary all such contracts, and execute and do all such acts, deeds and things in the name and on behalf of the Company as they may consider expedient for, or in relation to, any of the matters aforesaid, or otherwise for the purpose of the Company.

(k)	To give to any director, officer or other person employed by the Company a commission on the profits of any particular business or transaction, and such commission shall be treated as part of the working expenses of the Company, and to pay commissions and make allowance (either by way of a share in the general profits of the Company or otherwise) to any persons introducing business to the Company or otherwise promoting or serving the interest thereof.

(l)	To sell, improve, manage, exchange, lease, let, mortgage or turn to account all or any part of the land, property, rights and privileges of the Company.

(m)	To employ, invest or otherwise deal with any Reserve Fund or Reserve Funds in such manner and for such purposes as the directors may think fit.

(n)	To execute, in the name and on behalf of the Company, in favour of any director or other person who may incur or be about to incur any personal liability for the benefit of the Company, such mortgages of the Company’s property (present or future) as they think fit, and any mortgages may contain a power of sale and such other powers covenants and provisions as shall be agreed upon.

(o)	From time to time to provide for the management ofthe affairs ofthe Company abroad in such manner as they think fit, and in particular to appoint any persons to be the Attorneys or agents of the Company with such powers (including power to sub-delegate) and upon such terms as they think fit.

(p)	From time to time to make, vary or repeal rules and by-laws for the regulation of the business of the Company, its officers and servants.

(q)	To delegate any or all of the powers herein to any director or other person or persons as the directors may at any time think fit.

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DIRECTORS’ REMUNERATION

15.	(a) The directors shall be paid out of the funds of the Company fees for their services, such sum (if any) as the Company may by ordinary resolution from time to time determine.

(b)	The directors shall also be entitled to be paid their reasonable expenses incurred in consequence of their attendance at meetings of directors, committee meetings or general meetings or otherwise in or about the business of the Company.

16.	The directors may award extra remuneration out of the funds of the Company (by way of salary, commission or otherwise as the directors may determine) to any director who performs services which in the opinion of the directors are outside the scope of the ordinary duties of a director.

BORROWING POWERS

17.	(a) The directors may exercise all the powers of the Company without restriction or limitation to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures, debenture stocks, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. Debentures, debenture stocks, bonds and other securities of the Company may be made assignable free from any equities between the Company and the person to whom the same may be issued, and may be issued at a discount, premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of directors and otherwise.

(b)	The directors shall cause a proper register to be kept, in accordance with the provisions of the Ordinance, of all mortgages and charges affecting the property of the Company and shall duly comply with the requirements of the Ordinance in regard to the registration of mortgages and charges therein specified and otherwise. Where any uncalled capital of the Company is charged, all persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the members or otherwise, to obtain priority over such prior charge.

APPOINTMENT AND REMOVAL OF DIRECTORS

18.	The Company may, from time to time, by ordinary resolution appoint new Directors.

19.	The Company may also by ordinary resolution remove any director notwithstanding anything in these Articles or in any agreement between him and the Company and may, appoint another person in his stead.

20.	The directors shall have power, exercisable at any time and from time to time, to appoint any other person as a director, either to fill a casual vacancy or as an addition to the Board.

21.	In the event that the quorum and minimum number of directors are fixed at two or more directors, the continuing directors may act notwithstanding any vacancy in their body, but if and so long as the number of directors is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of directors, the continuing directors may act for the purpose of increasing the number of directors to that number, or of summoning a general meeting of the Company, but for no other purpose. If there shall be no directors able or willing to act, then any two members may summon a general meeting (and if the Company has only one member, by way of a written resolution passed by that only member) for the purpose of appointing directors.

RESERVE DIRECTOR

22.	If the Company has only one member and that member is also the sole director, the Company may in General Meeting, notwithstanding anything in these Articles, nominate a person (other than a body corporate) who has attained the age of 18 years as a reserve director of the Company to act in the place of the sole director in the event of his death. Any duly authorised officer of the Company is empowered to send the particulars of the nomination of the reserve director to the Registrar of Companies, pursuant to section 455 of the Ordinance.

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ALTERNATE DIRECTORS

23.	Any Director may at any time and from time to time appoint any person to be his alternate director and may at any time remove from office the alternate director so appointed by him and appoint another in his place. An alternate director shall not be entitled to receive any remuneration from the Company but shall otherwise be subject to the provisions of these Atticles with regard to directors. An alternate director shall subject to his giving to the Company an address within Hong Kong at which notice may be served upon him be entitled to receive notices of all meetings of the directors and to attend and vote as a director at any meeting at which the director by whom he was appointed is not personally present and generally in the absence of such appointor to perform all the functions of his appointor as director. An alternate director shall ipso facto cease to be an alternate director if his appointor ceases for any reason to be a director. All appointments and removals of alternate directors shall be effected by notice in writing sent to or left with the Company and signed by the director making or revoking such appointment.

DIRECTORS’ MEETINGS

24.	(a) Meetings of the directors may be held in Hong Kong or in any other part of the world as may be convenient for the majority.

(b)	Unless otherwise determined by the Company by Ordinary Resolution, the quorum for meeting of the directors shall be two. Notwithstanding any provision herein, if the Company has only one director, the decision of that director shall be taken by way of written resolution(s).

(c)	The directors may participate in any Board Meeting by means of conference telephone or other communications equipment through which all other directors present at the Meeting can hear each other and such paiticipation shall constitute attendance at Board Meeting as if those participating were present in person, provided always that the quorum was already present at the meeting. The directors may also, in urgent cases, pass a resolution by way of telephonic conference, provided always that a written resolution is subsequently signed by all the directors in accordance with (d) below.

(d)	A resolution in writing, signed by majority of the directors for the time being entitled to receive notice ofa meeting of the directors, shall be as valid and effectual as ifit had been passed at a meeting of the directors duly convened and held, without the need for any agenda or notice. The signature of any director may be given by his alternate. Any such resolution may be contained in one document or separate copies prepared and/or circulated for the purpose and signed by one or more of the directors. A cable, telex, fax or e-mail message or other written electronic communication sent by a director or his alternate shall be deemed to be a document signed by him for the purposes of this Article.

THE SEAL AND CHEQUES

25.	The Company may or may not have a common seal. However, if the directors shall decide to have one made for the Company, the common seal must be a metallic seal having the Company’s name engraved on it in legible form and the director(s) shall provide for the safe custody thereof. The seal shall not be affixed to any instrument except by the authority of the directors or a committee authorised by the Board in that behalf, and every instrument to which the seal shall be affixed shall be signed by one director or some other person nominated by the directors for the purpose.

26.	The Company may exercise all the powers of having official seals conferred by the Ordinance and such powers shall be vested in the directors.

27.	All cheques, bills of exchange, promissory notes and other negotiable instruments issued or required to be signed, endorsed or accepted or otherwise negotiated by the Company shall bo signed by the director(s) or such person or persons as the board of director(s) shall from time to time appoint.

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COMPANY SECRETARY

28.	(a) The directors shall appoint a secretary of the Company for such period, at such remuneration and upon such conditions as they may think fit, and any secretary so appointed may be removed by them. In the event that the secretary appointed is a corporation or other body, it may act and sign by the hand of any one or more of its directors or officers duly authorised. The First Secretary of the Company is the person named as the Company Secretary in the Incorporation Form delivered to the Registrar of Companies and is GRL21 NOMINEE LIMITED.

(b)	Where the Company has only one director, that director shall not alse be the Secretary of the Company.

(c)	Where the Company has only one director, the Company shall not have as Secretary of the Company a body corporate the sole director of which is the sole director of the Company.

WINDING UP

29.	If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up Capital, such assets shall be distributed so that as near as may be the losses shall be borne by the members in proportion to the capital paid up or which ought to have been paid up at the commencement of the winding up on the shares held by them respectively and if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or which ought to have been paid up on the shares held by them respectively. But this Article is to be without prejudice to the rights of the holders of any shares issued upon special terms and conditions.

30.	(a) If the Company shall be wound up whether voluntarily or otherwise the liquidators may with the sanction of a special resolution divide among the contributories in specie or kind any part of the assets of the Company and may with the like sanction vest any part of the assets of the Company in trustees upon such trusts for the benefit of the contributories or any of them as the liquidators with the like sanction think fit.

(b)	If thought expedient any such division may be otherwise than in accordance with the legal rights of the contributories and in particular any class may be given preferential or special rights or may be excluded altogether or in part; but in case any division otherwise than in accordance with the legal rights of the contributories shall be determined on any contributory who would be prejudiced thereby shall have a right to dissent and ancillary rights as if such determination were a Special Resolution passed pursuant to the Ordinance.

(c)	In case any of the shares to be divided as aforesaid consist of shares which involve a liability to calls or otherwise, any person entitled under such division to any of the said shares may, within ten days after the passing of the Special Resolution by notice in writing, direct the liquidator to sell his proportion and pay him the net proceeds, and the liquidator shall, if practicable, act accordingly.

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